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Exhibit 23

INDEPENDENT AUDITORS' CONSENT

Board of Directors
Investment Technology Group, Inc. and subsidiaries:

We consent to incorporation by reference in the registration statements (No. 333-78309, No. 333-42725, No. 333-50804 and No. 333-26309) on Form S-8 of Investment Technology Group, Inc. of our report dated January 23, 2003, relating to the consolidated statements of financial condition of Investment Technology Group, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Investment Technology Group, Inc.

/s/ KPMG LLP
New York, New York
March 27, 2003

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INDEPENDENT AUDITORS' CONSENT